EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report, which includes an explanatory paragraph as to Cell Therapeutics, Inc.’s ability to continue as a going concern, dated February 26, 2010, with respect to our audit of the consolidated financial statements of Cell Therapeutics, Inc. for the year ended December 31, 2009 appearing in the Annual Report on Form 10-K of Cell Therapeutics, Inc. for the year ended December 31, 2011. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Stonefield Josephson, Inc.

Stonefield Josephson, Inc.

San Francisco, California

June 25, 2012